[GRAPHIC OMITTED]                                         Dycom Industries, Inc.
                       4440 PGA Boulevard/Palm Beach Gardens, Florida 33410-6543
                              Wachovia Center/Suite 500/Telephone (561) 627-7171


                              N E W S   R E L E A S E

FOR IMMEDIATE RELEASE             Contact:  Steven E. Nielsen, President and CEO
                                            Richard L. Dunn, Senior Vice
                                            President and CFO
                                            (561) 627-7171

Palm Beach Gardens, Florida                                         May 24, 2004

         DYCOM ANNOUNCES FISCAL 2004 THIRD QUARTER EARNINGS AND PROVIDES
                   GUIDANCE FOR THE NEXT TWO FISCAL QUARTERS


Palm Beach Gardens, Florida, May 24, 2004--Dycom Industries, Inc. (NYSE Symbol:
"DY") announced its results today for the third quarter ended April 24, 2004. The Company reported net income for the quarter ended April 24, 2004 of $11.2 million, or $0.23 per common share diluted, versus net income for the quarter ended April 26, 2003 of $2.8 million, or $0.06 per common share diluted. Total contract revenues for the quarter ended April 24, 2004 were $219.6 million compared to total contract revenues of $139.7 million for the quarter ended April 26, 2003, an increase of 57.2%. Included in the net income for the third quarter of fiscal 2004 was a charge of $2.3 million ($1.4 million net of tax) related to a reserve recorded in connection with an ongoing federal employment tax audit. Excluding this charge, net income for the quarter ended April 24, 2004 would have been $12.6 million, or $0.26 per common share diluted.

For the nine months ended April 24, 2004, the Company reported net income of $41.5 million, or $0.85 per common share diluted, versus net income for the nine months ended April 26, 2003 of $5.8 million, or $0.12 per common share diluted. Total contract revenues for the nine months ended April 24, 2004 were $612.0 million compared to total contract revenues of $435.3 million for the nine months ended April 26, 2003, an increase of 40.6%. Included in the net income for the nine months ended April 24, 2004 was a nonrecurring gain of $11.4 million ($6.8 million net of tax) related to the sale of long-term accounts receivable, and a charge of $2.3 million ($1.4 million net of tax) related to a reserve recorded in connection with an ongoing federal employment tax audit. Excluding these items, net income for the nine months ended April 24, 2004 would have been $36.1 million, or $0.74 per common share diluted.

Dycom also announced its outlook for the remainder of fiscal 2004 and the first quarter of fiscal 2005. Dycom utilizes a 52/53 week fiscal year ending on the last Saturday in July. As a result, the fourth quarter of fiscal 2004 will contain 14 weeks. For the fourth quarter of fiscal 2004, the Company currently expects revenue to range from $235 million to $250 million and diluted earnings per share to range from $0.30 to $0.36. For the first quarter of fiscal 2005, a 13-week quarter, the Company currently expects revenue to range from $235 million to $253 million and diluted earnings per share to range from $0.30 to $0.38.

A Tele-Conference call to review the Company's results and address its outlook will be hosted at 9:00 a.m. (ET), Tuesday, May 25, 2004; Call 888-428-4478 (United States) or 651-224-7558 (International) and request "Dycom Earnings" conference call. A live webcast of the conference call will be available at http://www.dycomind.com. If you are unable to attend the conference call at the scheduled time, a replay of the live webcast will also be available at http://www.dycomind.com until Thursday, June 24, 2004.

Dycom is a leading provider of engineering, construction, and maintenance services to telecommunication providers throughout the United States. Additionally, the Company provides similar services related to the installation of integrated voice, data, and video local and wide area networks within office buildings and similar structures. Dycom also provides underground utility locating and mapping and electric utility construction services.

This press release contains forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act. Such statements include, but are not limited to, the Company's expectations for revenues and earnings per share. These statements are based on management's current expectations, estimates and projections. Forward-looking statements are subject to risks and uncertainties that may cause actual results in the future to differ materially from the results projected or implied in any forward-looking statements contained in this press release. Such risks and uncertainties include: business and economic conditions in the telecommunications industry affecting our customers, the adequacy of our insurance and other reserves and allowances for doubtful accounts, whether the carrying value of our assets may be impaired, whether recent acquisitions can be efficiently integrated into our existing operations, the impact of any future acquisitions, the anticipated outcome of other contingent events, including litigation, liquidity needs and the availability of financing, as well as other risks detailed in our filings with the Securities and Exchange Commission.


                               ---Tables Follow---

NYSE: "DY"

DYCOM INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
April 24, 2004 and July 26, 2003
Unaudited

                                                               April 24,                   July 26,
($ in 000's)                                                      2004                       2003
                                                            -----------------           ---------------

ASSETS
Current Assets:
Cash and equivalents                                       $         48,585            $     129,852
Accounts receivable, net                                            127,400                  121,980
Costs & estimated earnings in excess of billings                     47,336                   34,814
Deferred tax assets, net                                             16,081                    8,779
Inventories                                                           4,996                    2,670
Other current assets                                                 12,902                    7,378
                                                            -----------------           --------------

Total current assets                                                257,300                  305,473

Property and Equipment, net                                          94,383                   86,894
Intangible assets, net                                              258,594                  107,345
Deferred tax asset, net                                              12,754                    7,167
Other                                                                10,673                   29,664
                                                            -----------------           --------------

Total                                                      $        633,704            $     536,543
                                                            =================           ===============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable                                           $         27,921            $      22,735
Notes payable                                                         4,758                       10
Billings in excess of costs & estimated earnings                      1,269                      703
Accrued self-insurance claims                                        27,977                    17,677
Income taxes payable                                                  5,974                    5,169
Other accrued liabilities                                            36,005                   24,440
                                                            -----------------           ---------------

Total current liabilities                                           103,904                   70,734


Notes payable                                                         7,553                       20
Accrued self-insured claims                                          20,572                    14,175
Other liabilities                                                     1,041                    1,274

Stockholders' Equity                                                500,634                  450,340
                                                            -----------------           ---------------

Total                                                      $        633,704            $     536,543
                                                            =================           ===============


NYSE: "DY"

DYCOM INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited

(In 000's, except EPS)                                             Three Months Ended                      Nine Months Ended
                                                              -----------------------------           --------------------------
                                                                April 24,        April 26,             April 24,       April 26,
                                                                   2004            2003                  2004            2003
                                                              ------------     -----------            -----------    ------------
Contract revenues earned                                     $    219,562     $   139,666            $   611,952    $    435,300

Cost of earned revenues                                           174,616         109,266                472,890         344,204
General & administrative expenses                                  17,762          17,772                 54,132          53,496
Depreciation & amortization                                        10,110           8,885                 30,452          30,175
                                                              ------------     -----------            -----------    ------------

Total costs and expenses                                          202,488         135,923                557,474         427,875
                                                              ------------     -----------            -----------    ------------

Interest (expense)/income, net                                       (259)            345                  (226)             991
Other income, net                                                   1,920             646                  3,349           2,349
Gain on sale of long term Accounts Receivable                           -               -                 11,359              -
                                                              ------------     -----------            -----------    ------------

Income before income taxes                                         18,735           4,734                 68,960          10,765

Provision for income taxes                                          7,558           1,950                 27,414           4,977
                                                              ------------     -----------            -----------    ------------


Net income                                                   $     11,177     $     2,784            $    41,546    $      5,788
                                                              ============     ===========            ===========    ============

Earnings per common share:

Basic earnings per share                                     $       0.23     $      0.06            $      0.86    $       0.12
                                                              ============     ===========            ===========    ============

Diluted earnings per share                                   $       0.23     $      0.06            $      0.85    $       0.12
                                                              ============     ===========            ===========    ============

Shares used in computing earnings per common share:
   Basic                                                           48,510          47,872                 48,275          47,868
                                                              ============     ===========            ===========    ============

   Diluted                                                         49,083          47,873                 48,839          47,871
                                                              ============     ===========            ===========    ============


NYSE: "DY"

DYCOM INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON GAAP INFORMATION
Unaudited

(In 000's, except EPS)                                      Three Months Ended                           Nine Months Ended
                                                              April 24, 2004                               April 24, 2004
                                        -------------------------------------------------   ----------------------------------------
                                             GAAP                              Non-GAAP         GAAP                       Non-GAAP
                                          Net Income          Adjustments     Net Income       Net Income    Adjustments  Net Income
                                        ---------------       -----------     -----------   ----------------------------------------


Contract revenues earned                    $  219,562      $                $ 219,562       $  611,952    $             $ 611,952

Cost of earned revenues                        174,616         (2,300)(1)      172,316          472,890        (2,300)(1)  470,590
General & administrative expenses               17,762                          17,762           54,132                     54,132
Depreciation & amortization                     10,110                          10,110           30,452                     30,452
                                             ----------      ----------       ---------       ----------    -----------    --------

Total costs and expenses                       202,488         (2,300)         200,188          557,474        (2,300)     555,174
                                             ----------      ----------       ---------       ----------    -----------    -------

Interest (expense)/income, net                   (259)                           (259)            (226)                      (226)
Other income, net                                1,920                           1,920            3,349                     3,349
Gain on sale of long term
     accounts receivable                              -                              -           11,359       (11,359)(2)        -
                                             ----------      ----------       ---------       ----------    -----------    -------

Income (loss) before income taxes               18,735           2,300          21,035           68,960        (9,059)     59,901

Provision (benefit) for income taxes             7,558             914(3)        8,472           27,414        (3,630)(3)  23,784
                                             ----------      ----------       ---------       ----------    -----------   -------


Net (loss) income                           $   11,177      $    1,386       $  12,563       $   41,546    $   (5,429)  $  36,117
                                             ==========      ==========       =========       ==========    ===========  ========

Earnings (loss) per common share:

Basic earnings (loss) per share             $     0.23      $     0.03       $    0.26       $     0.86    $    (0.11)  $   0.75
                                             ==========      ==========       =========       ==========    ===========  ========

Diluted earnings (loss) per share           $     0.23      $     0.03       $    0.26       $     0.85    $    (0.11)  $    0.74
                                             ==========      ==========       =========       ==========    ===========  ========

Shares used in computing earnings
 (loss) per common share:
   Basic                                        48,510          48,510          48,510           48,275         48,275    48,275
                                             ==========      ==========       =========       ==========    ===========  ========

   Diluted                                      49,083          49,083          49,083           48,839         48,839    48,839
                                             ==========      ==========       =========       ==========    ===========  =======


(1) Reserve recorded in connection with an ongoing federal employment tax audit.
(2) Gain on sale of long term accounts receivable.
(3) Provision (benefit) for income taxes related to adjustments.